Northwest Bancorp, Inc.                     Maryland Permanent Bank
Liberty Street and Second Avenue            9612 Reisterstown Road
Warren, PA  16365                           Owings Mills, Maryland 21117

FOR IMMEDIATE RELEASE

November 14, 2005

CONTACTS:
William J. Wagner                           Michael Meisel
President and CEO                           Chairman
Northwest Bancorp, Inc.                     Maryland Permanent Bank
Warren, Pennsylvania                        Owings Mills, Maryland
TEL: (814) 726-2140                         TEL: (410) 356-4411

           NORTHWEST BANCORP, INC. TO ACQUIRE MARYLAND PERMANENT BANK
         Warren, Pennsylvania and Owings Mills, Maryland. November 14, 2005. Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank, and Maryland Permanent Bank, announced jointly today that they have entered into a definitive agreement whereby Northwest Bancorp would acquire Maryland Permanent Bank and merge it into Northwest Savings Bank. The agreement provides that the shareholders of Maryland Permanent will receive $4.75 in cash for each of their shares. Holders of options will receive the difference in cash between $4.75 and the exercise price. The total value of the transaction is $14.8 million. The transaction is expected to be completed in the second calendar quarter of 2006 and is subject to the approval of the shareholders of Maryland Permanent Bank and state and federal regulatory authorities.
         Michael Meisel, Chairman of Maryland Permanent Bank, stated, "We are extremely excited with the prospect of becoming part of the Northwest Bancorp team. Northwest has developed a superb reputation in the industry as a community banking organization that delivers quality products and services to its customers. We hope to leverage these strengths and the added resources that Northwest will bring to our market to better serve and greatly expand our customer base in Maryland."
         William J. Wagner, President and CEO of Northwest Bancorp Inc., stated, "We are pleased to announce the merger with Maryland Permanent Bank and the expansion of our network in Baltimore. We look forward to bringing Maryland Permanent's commercial lending expertise to the areas of Maryland that Northwest now serves. In addition, we believe that Northwest's community banking expertise, especially in the areas of retail lending and retail deposit products, will greatly benefit customers in Maryland Permanent's markets. Our

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combined Maryland network, with offices in Arbutus, Elkridge, Glen Burnie and
Owings Mills and assets of $436 million, gives us a significant presence in this market."
         Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp Inc. has assets of $6.4 billion and currently operates 153 community banking facilities in Pennsylvania, Maryland, New York, Ohio and Florida. It is a full-service financial institution which features retail and commercial banking products as well as trust and investment management services.
         Founded in 1910, Maryland Permanent Bank had assets of $90 million and shareholders' equity of $9 million as of September 30, 2005.

                                      * * *

This news release contains certain forward-looking statements about the proposed merger of Northwest and Maryland Permanent. Forward-looking statements can be identified by the fact that they may include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may". These forward-looking statements are based upon the current beliefs and expectations of Northwest's and Maryland Permanent's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies' control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Northwest and Maryland Permanent, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Northwest and Maryland Permanent are engaged, changes in the securities markets, and other factors. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest and Maryland Permanent do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.